Why do they call him "LA's Favorite Painter"? Inbox ×

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Michael Delpozzo, Masterworks <mdelpozzo@investors.masterworks.com>
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Hi Sam,

Ever heard of Henry Taylor?

The artist who made our brand new painting, *Dakar, Senegal #2*, has been collected by Rihanna, Alicia Keys + Swizz Beatz, Tyler the Creator, and the Obamas.

But why did LA Mag dub him "LA's Favorite Painter"?

Because he doesn't just paint celebrities—he paints the city's everyday citizens and brings them to museum walls.

Taylor, who grew up near LA and worked for 10 years as a technician at a mental health hospital, is known for his portraits of friends, family, coworkers, and even strangers, which the LA Times has called "unforgettable."

That's led to nearly $10 million in auction sales since 2020, including nearly $1M in '24, and a new auction record of $2 million, achieved in '23.

Our painting is a prime example of his intimate portrait style. Taylor made it while visiting an artist residency in Senegal, and it features a security guard as the main subject.

At $261k, it's one of our smallest initial offerings to date.

Click here to invest in a homegrown favorite. View offering circular below.

Thanks,

Michael Delpozzo

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Masterworks Platform Associate
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281